Exhibit 3.1

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK OF

FALCONSTOR SOFTWARE, INC.

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This Amendment No. 1 to the Amended and Restated Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of FalconStor Software, Inc. (this “Amendment”) is made by FalconStor Software, Inc. (the “Company”) as of June 24, 2021. Capitalized terms used but not defined herein have the meaning set forth in the Amended and Restated Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of FalconStor Software, Inc. (the “Certificate of Designations”).

WHEREAS, the Company duly adopted the Certificate of Designations on June 22, 2018;

WHEREAS, the Board of Directors of the Company (the “Board”) desires to amend the Certificate of Designations to extend the commencement of the mandatory redemption right set forth in Section 8(a) of the Certificate of Designations from July 30, 2021 to July 30, 2023;

NOW THEREFORE, subject to approval of the Company’s shareholders and effective as of the date hereof, the Certificate of Designations is hereby amended as follows:

1. Amendment to the Certificate of Designations.

(a) The first sentence of Section 8(a) of the Certificate of Designations is hereby amended and restated to read in its entirety as follows:

Subject to Section 10(d) hereof, each Holder shall have the right to require the Corporation to redeem all or any portion of its outstanding shares of Series A Preferred Stock at any time, and from time to time, after July 30, 2023, by delivering written notice (the “Optional Redemption Notice”) thereof to the Corporation, which shall specify (i) the number of shares of Series A Preferred Stock to be redeemed and (ii) the date on which the Holder’s optional redemption shall occur, which date shall be not less than thirty (30) Business Days from the date the Corporation receives the Optional Redemption Notice (such date hereinafter referred to as the “Optional Redemption Date”).

2. Miscellaneous Provisions.

(a) Effect of Amendment. Except as otherwise expressly provided for herein, the Certificate of Designations shall remain unchanged and shall continue in full force and effect. From and after the date hereof, any references to the Certificate of Designations shall be deemed to be references to the Certificate of Designations as amended by this Amendment.

(b) Governing Law. This Amendment shall be interpreted and enforced in accordance with, and its validity and performance shall be governed by, the laws of the State of Delaware without regard to its laws regarding conflicts of laws.

(c) Approval. The amendment herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

(d) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument. The existence of this Amendment may be established by the introduction into evidence of counterparts that are separately signed, provided they are otherwise identical in all material respects.

[Signature Page Below]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as evidence of the adoption by the Board on the date set forth above.

FALCONSTOR SOFTWARE, INC.

By:	/s/ Brad Wolfe
Name:	Brad Wolfe
Title:	EVP and Chief Financial Officer

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